EXHIBIT 99.1

For details, contact:
        Monique Elwell
        Phone (720) 283-6135
        E-mail: ir@udrt.com
        www.udrt.com

PRESS RELEASE

     For Immediate Release

UDR Announced $1.1B of Deals
Southern California is Largest Market

RICHMOND, Va.—(BUSINESS WIRE)—September 7, 2004—United Dominion Realty Trust, Inc. (NYSE:UDR) today announced $1.1 billion of transactions with Southern California to become the Company’s largest market.

Thomas W. Toomey, President and CEO, stated, “These transactions represent a fundamental change in the quality of our assets and the future growth of our Company. Approximately 50% of 2005 NOI is expected to come from California, Florida and Metropolitan D.C. with Southern California becoming the Company’s largest single market and generating 16% of our proforma 2005 NOI.” Mr. Toomey further stated, “These transactions further strengthen our competitive position in markets with high-job growth, expanding economies and high barriers to new construction and home ownership. We believe that this combination will continue to accelerate the growth and success of the Company.”

The Company has completed or has under contract $897 million of acquisitions in four separate transactions. This represents 6,172 existing homes (or $145,241 per home) with a blended capitalization rate of 5.7% based on forward twelve-month NOI and recurring capital expenditures. Eighty-two percent of the acquisitions’ NOI is generated from Southern California and 9% is generated from Northern California, greatly expanding the Company’s presence in California.

The Company also has completed or is under contract to sell $174 million of communities with 3,515 homes (or $49,417 per home) in five separate transactions. The aggregate sales price represents a blended capitalization rate of 7.5% based on trailing twelve months NOI less a capital expenditure reserve of $470 per home and an implied management fee. These sales are anticipated to generate a gain of $17 million or $0.13 per share, and an unleveraged internal rate of return of 10% over the weighted average lifetime of 8 years that the Company has owned the communities. After the transactions are completed, the Company will own and operate communities in 42 markets. For details on acquisitions and dispositions, see the attached Exhibit A.

FINANCING

These acquisitions are expected to be financed through the assumption of $181 million of 5.2% secured debt with a weighted average term to maturity of 8 years. The balance will be paid in cash to be generated from several sources including our existing $500 million credit facility, sale of communities under contract and in the future, as well as potentially issuing equity or other securities.

***

CONFERENCE CALL INFORMATION

A conference call has been scheduled to discuss these transactions in more detail. In addition, the Company will announce a date and time for a property tour. If you are interested in attending the property tour, please contact Monique Elwell, Vice President — Investor Relations at 720-283-6135 or MElwell@udrt.com. For photos and maps of the acquisitions mentioned in this release, we refer you to: www.udrt.com/resources/files/Investor_Relations/3QAD.pdf

Date: September 7, 2004
Time: 1:00 pm Eastern Time

To Participate in the Conference Call:

Dial in at least five minutes prior to start time.
Domestic: 800- 218-0204
International: 800- 262-2131
If you have any questions, please contact: Karen Droba
Phone: 312-640-6770
E-mail: kdroba@financialrelationsboard.com

Conference Call Playback
Domestic: 800- 405-2236
International: 303-590-3000
Passcode: 11007401

The playback can be accessed until September 14, 2004 at midnight EST.

Webcast:

The conference call will also be available on UDR’s website at www.udrt.com and at www.fulldisclosure.com. To listen to a live broadcast, go to one of these sites at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay will also be available for 90 days on UDR’s website and also on CCBN’s website.

About United Dominion Realty Trust, Inc.

United Dominion is the fourth largest apartment REIT, owning and operating apartment communities nationwide. The Company has a 32-year history during which it has raised the dividend each of the last 28 years. United Dominion is included in the S&P MidCap 400 Index. The Company currently owns 76,178 apartment homes and has 1,311 homes currently under development. Additional information about United Dominion may be found on its Web site at www.udrt.com.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in apartment demand or supply in the Company’s markets and the effect on occupancy and rental rates; changing economic conditions; changes in household growth or population; the impact of competition and competitive pricing; acquisitions or new developments may not achieve anticipated results; delays in completing developments and lease-ups on schedule; difficulties in selling existing apartment communities on favorable terms or the timing and closing of planned dispositions under agreement; the shortage of available acquisition candidates; the imposition of federal taxes if we fail to qualify as a REIT in any taxable year; failure to generate sufficient revenue, which could create refinancing risk and impair debt service payments and shareholder distributions; increases in property and liability insurance costs; risks arising from environmental issues or natural disasters; effects of the Company’s accounting or other policies and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

EXHIBIT A

SUMMARY OF ACQUISITIONS

The Essex Apartment Value Fund (“Fund I”) Portfolio Acquisition:

United Dominion Realty, L.P. (“UDR”) has entered into an agreement to acquire a portfolio of 16 garden-style communities (“The Essex Portfolio”), with 4,646 existing homes, located in California and Oregon, from Fund I for $756 million. In connection with this transaction, UDR has paid a $10 million earnest money deposit to the Fund I, which is refundable only under certain circumstances. (Fund I is affiliate of Essex Property Trust [NYSE-ESS].)

The purchase price represents a capitalization rate of 5.5% based on forward twelve months of operations, occupancy of 95% (versus current occupancy between 96% and 97%) and a $435 per home reserve for recurring capital expenditures. The transaction is subject to various conditions, including completion of due diligence and has a staggered closing with the majority of the assets expected to close in the second half of 2004. Those closings are expected to exclude two assets – River Terrace, a 250-unit newly developed community in Santa Clara, California currently in lease up, and Coronado at Newport-South, a 732-unit community in Newport Beach, California that is currently being redeveloped and has an anticipated completion in the second quarter of 2005.

The Company will continue the $33.0 million of extensive renovations started by Fund I by investing an additional $13.3 million over the next two years.

Other Acquisitions:

In addition to the Essex Portfolio acquisition the Company has acquired or is under contract to acquire five communities outlined below.

Lakeline Villas: The two-year old community is located in the Austin suburb of Cedar Park, Texas and within one mile of Red Stone Ranch, an existing United Dominion community. The purchase price was $18.25 million at a capitalization rate of 6.0% based on forward twelve months of operations and a recurring $270 per home reserve for capital expenditures. The purchase price on a per home basis was $59,061, which is significantly below current replacement costs. The community is 93% occupied with average monthly rents of $809 per apartment home.

This acquisition brings the total number of the Company’s communities in the Austin metropolitan area to five, representing 1,734 homes.

Charlotte Portfolio: The Company has acquired Norcroft and Crossing, two communities in Charlotte, North Carolina for $21.7 million at a capitalization rate of 6.6% based on forward twelve months of operations and a recurring $450 per home reserve for capital expenditures. The addition of these two communities adds 344 homes to the Company’s existing 2,034 homes in Charlotte. Norcroft is across the street from Dominion Harris Pond, an existing United Dominion community.

The Company is in the processing of repositioning its assets in this market as it sold three communities in second quarter and anticipates a near-term disposition of a few of its older holdings. The result is an upgrade of its existing local portfolio as opposed to an expansion of its presence in that market.

Crossroads Apartments: United Dominion acquired Crossroads Apartments for $15.0 million at a capitalization rate of 5.6% based on forward twelve months of operations, and a recurring $435 reserve per home for capital expenditures. The community, built in 1986, is located in the City of Concord within Contra Costa County in California. Just under 30 miles east of San Francisco, Concord is within commuting distance to a multitude of job markets: Oakland, San Francisco, San Jose, the North Bay, Sacramento and the Silicon Valley corridor. At the time of close, the community had average rents of $1,049 and was 91% occupied.

In conjunction with the acquisitions of Crossroads, the Company assumed management of two additional properties in southern California: Waterstone in Murrieta and The Summit at Mission Bay in San Diego. These two communities are under contract with non-refundable earnest money. The Company intends to acquire these communities for $45.5 million and $40.0 million, respectively. Closing is expected to occur in November of 2004. Both communities are located in high growth areas where home affordability is low.

SUMMARY OF DISPOSITIONS

The Company has sold or is under contract to sell $174 million of communities with 3,515 homes (averaging $49,417 per home) at a blended capitalization rate of 7.5% based on trailing twelve months NOI less a capital expense reserve of $470 per home and a management fee.

Campus Commons: The Company sold this student community for $16.5 million, or $49,401 per home, in July. The sale price represents an 8.1% capitalization rate based on trailing twelve months NOI less a capital expenditure reserve of $470 per home and an implied 3% management fee. At the time of the sale, the community was 72% occupied with average monthly rents of $716.

The Company is under contract to sell ten communities in Detroit, Michigan; Phoenix, Arizona and Louisville, Kentucky for $157 million at a blended capitalization rate of 7.4% based on trailing twelve months NOI less recurring capital expenditures and management fees. Those communities have average rents ranging from $562 to $811. The closing of these transactions are subject to various conditions, including the completion of due diligence.

ACQUISITIONS

			*Average
		Number of	Rent per	Cap
Essex Portfolio	Location	Homes	Home	Rate
River Terrace	Santa Clara	250	$2,025
			(projected)

	Northern California	250

Ocean Villas	Oxnard	119	$1,289
The Crest at Phillips Ranch	Pomona	501	1,387
Rosebeach	La Mirada	174	1,279
The Villas at San Dimas Canyon	San Dimas	156	1,256
The Villas at Bonita	San Dimas	102	1,275
Coronado North	Newport Beach	732	1,147
Coronado South	Newport Beach	715	1,196
Foxborough	Orange	90	1,500
Huntington Villas	Huntington Beach	400	1,284
The Arboretum at Lake
Forest	Lake Forest	225	1,363
Villa Venetia	Costa Mesa	468	1,406
Vista Del Rey	Tustin	116	1,133
The Villas at Carlsbad	Carlsbad	102	1,320

	Southern California	3,900

Andover Park	Beaverton	240	$785
The Hunt Club	Lake Oswego	256	685

	Oregon	496

	Subtotal Essex Portfolio	4,646	$1,257	5.5%

     Other Acquisitions

			*Average
		Number of	Rent per	Cap
Community	Location	Homes	Home	Rate
Lakeline Villas	Austin, TX	309	$819	6.0%
Crossings & Norcroft	Charlotte, NC	344	825	6.6%
Crossroads	Concord, CA	130	1,071	5.6%
Summit at Mission Bay	San Diego, CA	323	921	5.5%
Waterstone	Murrieta, CA	420	911	5.4%

	Total for other Acquisitions	1,526	$986	6.1%

	Grand Total	6,172	$1,186	5.7%

*Average rent per home is average asking rent.

DISPOSITIONS

			**Average
		Number of	Rent per	Cap
Community	Location	Homes	Home	Rate
Campus Commons	Pullman, WA	334	$716	8.1%
Terracina	Phoenix, AZ	856	476	—
Jamestown at St. Matthews	Louisville, KY	355	740	—
Michigan Communities	Detroit, MI	1,970	668	—

	Blended Total	3,515	$633	7.5%

** Revenue divided by number of homes

Schedule of Closing Dates:

	Acquisitions		Dispositions
Q3 2004	$319	MM	$59	MM
Q4 2004	409		115
Q1 2005	—		—
Q2 2005	106		—
Q3 2005	63		—